                                                                    Exhibit 8(e)



State Street Bank and Trust Company
1776 Heritage Drive, AFB
North Quincy, MA 02171


Ladies and Gentlemen:

     Reference is made to the Sub-Custodian Contract between us dated as of October 1, 1997 (the "Agreement").

     Pursuant to the Agreement, this letter is to provide notice of the creation of an additional investment portfolio of The Munder Framlington Funds Trust, namely the Munder Framlington Global Financial Services Fund (the "New Portfolio").

     In accordance with the Additional Portfolios provision of Section 16 of the Agreement, we request that you act as Sub-Custodian with respect to the New Portfolio.

     Please indicate your acceptance of the foregoing by executing two copies of this Agreement, returning one to the Fund and retaining one copy for your records.


                                        Very truly yours,

                                        The Munder Framlington Funds Trust

                                        By: /s/ Terry H. Gardner
                                            -------------------------------


                                        Accepted:

                                        State Street Bank and Trust Company

                                        By: /s/ Nick Bonos
                                           --------------------------------


                                        Comerica Bank

                                        By: /s/ Scott D. Seibert
                                            -------------------------------

Date:  February 24, 1998